Exhibit 99.1

FORESTAR REPORTS FISCAL 2022 FIRST QUARTER RESULTS

ARLINGTON, Texas (Business Wire) - January 27, 2022 — Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for its first fiscal quarter ended December 31, 2021.

Fiscal 2022 First Quarter Highlights
All comparisons are year-over-year, unless otherwise noted

•Net income attributable to Forestar increased 84% to $40.5 million or $0.81 per diluted share
•Pre-tax income increased 83% to $53.5 million, while pre-tax profit margin increased 360 basis points to 13.1%
•Revenues increased 33% to $407.6 million
•Residential lots sold in the quarter increased 27% to 4,516 lots
•Owned and controlled lots increased 33% to 103,300 lots
•Achieved return on equity ("ROE") of 13.2% for the trailing twelve months ended December 31, 2021, an improvement of 550 basis points; 7th consecutive quarter of ROE improvement
•Increasing fiscal 2022 guidance:
◦Lots sold to 19,500 to 20,000 lots compared to prior guidance of 19,000 to 19,500 lots
◦Revenue to approximately $1.7 billion compared to prior guidance of $1.65 billion
◦Pre-tax profit margin to a range of 13.5% to 14.0% compared to prior guidance of approximately 13.0%

Daniel C. Bartok, CEO, said, "We continued our strong momentum in the first quarter of fiscal 2022, achieving record first quarter lot sales, revenue and earnings per diluted share. Our profitability continues to improve, primarily due to delivering more lots from Forestar sourced projects as compared to prior year periods, combined with the continued strong market demand for finished lots. These results reflect the strength of the teams that we have built out across our national footprint. As we head into our second fiscal quarter, Forestar is extremely well-positioned to continue capturing market share in the highly fragmented lot development industry."

Financial Results
Net income attributable to Forestar for the first quarter of fiscal 2022 increased 84% to $40.5 million, or $0.81 per diluted share, compared to $22.0 million, or $0.46 per diluted share, in the same quarter of fiscal 2021. Pre-tax income for the first quarter of fiscal 2022 increased 83% to $53.5 million from $29.2 million in the same quarter of fiscal 2021. Revenues for the first quarter of fiscal 2022 increased 33% to $407.6 million from $307.1 million in the same quarter of fiscal 2021, driven by a 27% increase in the number of lots sold.

The Company's ROE was 13.2% for the trailing twelve months ended December 31, 2021. ROE is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the first quarter increased 27% to 4,516 lots compared to 3,567 lots in the same quarter of fiscal 2021.

The Company's lot position at December 31, 2021 increased 33% from December 31, 2020 to 103,300 lots, of which 65,700 were owned and 37,600 were controlled through purchase contracts. Of the Company's owned lot position, 20,000 lots, or 30%, were under contract to sell to D.R. Horton, Inc. ("D.R. Horton") at December 31, 2021, representing approximately $1.5 billion of future revenue. Another 18,300 lots, or 28%, of the Company's owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at December 31, 2021.

Lots owned at December 31, 2021 included 4,900 that are fully developed, of which approximately 200 are related to lot banking. At December 31, 2021, the Company had 1,000 lots under contract to sell to customers other than D.R. Horton, and during the first quarter of fiscal 2022, lots sold to customers other than D.R. Horton increased 182% to 502 lots from 178 lots in the prior year quarter.

Capital Structure, Leverage and Liquidity
Forestar ended the first quarter with $162.5 million of unrestricted cash and $343.7 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $506.2 million. Debt at December 31, 2021 totaled $704.9 million, with no senior note maturities until fiscal 2026. The Company's net debt to total capital ratio at the end of the quarter was 33.9%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders' equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, "The Forestar team is off to a great start in fiscal 2022 with over 4,500 lot deliveries during our first fiscal quarter. We continue to capture market share in the fragmented and under-capitalized U.S. lot development industry, and as a result, we are increasing our guidance for fiscal 2022. We now expect to deliver between 19,500 and 20,000 lots generating approximately $1.7 billion of revenue, and expect our pre-tax profit margin to be between 13.5% and 14.0% for the full fiscal year.

"Forestar's return-focused business model is centered on our high inventory turnover, lower risk lot manufacturing strategy. Our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation's largest homebuilder. With over 100,000 lots owned and controlled at December 31, 2021, we expect continued robust growth with increasing pre-tax profitability and returns in the coming years."

Conference Call and Webcast Details
The Company will host a conference call today (Thursday, January 27) at 5:00 p.m. Eastern Time. The dial-in number is 888-506-0062 (reference entry code 548187), and the call will also be webcast from the Company's website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 55 markets and 23 states and delivered 16,864 residential lots during the twelve-month period ended December 31, 2021. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that Forestar is extremely well-positioned to continue capturing market share in the highly fragmented lot development industry; we now expect to deliver between 19,500 and 20,000 lots generating approximately $1.7 billion of revenue and expect our pre-tax profit margin to be between 13.5% and 14.0% for the full fiscal year; our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation's largest homebuilder; and that with over 100,000 lots owned and controlled at December 31, 2021, we expect continued robust growth with increasing pre-tax profitability and returns in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; supply shortages and other risks of acquiring land, construction materials and skilled labor; competitive conditions in our industry; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; the impact of significant inflation, higher interest rates or deflation; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K, which is filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Katie Smith, 817-769-1860
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	December 31, 2021	September 30, 2021
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$162.5	$153.6
Real estate	1,960.1	1,905.2
Investment in unconsolidated ventures	0.5	0.9
Property and equipment, net	4.2	2.9
Other assets	35.2	39.1
Total assets	$2,162.5	$2,101.7
LIABILITIES
Accounts payable	$53.5	$47.4
Accrued development costs	116.7	104.5
Earnest money on sales contracts	141.9	148.3
Deferred tax liability, net	24.2	24.4
Accrued expenses and other liabilities	62.9	56.7
Debt	704.9	704.5
Total liabilities	1,104.1	1,085.8
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,675,768 and 49,580,389 shares issued and outstanding at December 31, 2021 and September 30, 2021, respectively	49.7	49.6
Additional paid-in capital	638.1	636.2
Retained earnings	369.6	329.1
Stockholders' equity	1,057.4	1,014.9
Noncontrolling interests	1.0	1.0
Total equity	1,058.4	1,015.9
Total liabilities and equity	$2,162.5	$2,101.7

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,
	2021	2020
	(In millions, except per share amounts)
Revenues	$407.6	$307.1
Cost of sales	334.2	262.9
Selling, general and administrative expense	21.5	15.5
Equity in earnings of unconsolidated ventures	(1.1)	(0.2)
Gain on sale of assets	(0.5)	—
Interest and other income	—	(0.3)
Income before income taxes	53.5	29.2
Income tax expense	13.0	7.1
Net income	40.5	22.1
Net income attributable to noncontrolling interests	—	0.1
Net income attributable to Forestar Group Inc.	$40.5	$22.0

Basic net income per common share attributable to Forestar Group Inc.	$0.81	$0.46
Weighted average number of common shares	49.7	48.1

Diluted net income per common share attributable to Forestar Group Inc.	$0.81	$0.46
Adjusted weighted average number of common shares	49.7	48.2

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended December 31,
	2021		2020
	(In millions)
Residential lot sales:
Development projects	$393.0		$271.1
Lot banking projects	9.0		35.7
Decrease in contract liabilities	2.1		0.2
	404.1		307.0
Tract sales and other	3.5		0.1
Total revenues	$407.6		$307.1

RESIDENTIAL LOTS SOLD
	Three Months Ended December 31,
	2021		2020
Development projects	4,381		3,102
Lot banking projects	135		465
	4,516		3,567

Average sales price per lot (1)	$89,000		$86,000

LOT POSITION
	December 31, 2021		September 30, 2021
Lots owned	65,700	(2)	64,400	(3)
Lots controlled through land and lot purchase contracts	37,600		32,600
Total lots owned and controlled	103,300		97,000
____________
(1)Excludes impact from change in contract liabilities.
(2)Lots owned at December 31, 2021 included approximately 20,000 under contract to sell to D.R. Horton and 18,300 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.
(3)Lots owned at September 30, 2021 included approximately 21,000 under contract to sell to D.R. Horton and 18,200 subject to a right of first offer to purchase by D.R. Horton based on executed purchase and sale agreements.